Exhibit 10.27

Form of

AMENDED AND RESTATED RESTRICTED STOCK UNIT AWARD AGREEMENT

For employees grade 21 and up

PURSUANT TO THE

BARNES GROUP INC.

STOCK AND INCENTIVE AWARD PLAN

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING

SECURITIES THAT HAVE BEEN REGISTERED UNDER

THE SECURITIES ACT OF 1933.

RESTRICTED STOCK UNIT AWARD AGREEMENT executed in duplicate as of February 13, 2008 (the “Grant Date”), between Barnes Group Inc., a Delaware corporation (the “Company”), and [NAME OF GRANTEE], a person regularly employed by or providing services to the Company or one of its Subsidiaries (the “Holder”)(the “RSU Agreement”), as amended and restated on December 31, 2008, effective January 1, 2009 (the RSU Agreement as so amended and restated being hereafter referred to as “the Agreement” or “this Agreement”).

The terms and conditions of the Agreement are set forth herein and shall apply on and after January 1, 2009. For the avoidance of doubt, and any provision of this Agreement to the contrary notwithstanding, if any provision of this Agreement (including in particular but without limitation any provision of Section 6 below) would change the time or form of payment of any amount that is payable under the RSU Agreement, such provision shall “apply only to amounts that would not otherwise be payable in 2008” within the meaning of paragraph .02 of §3 of Notice 2006-79 as modified by Section 3.01(B)(1) of Notice 2007-86, and shall be administered, interpreted and construed accordingly.

In accordance with the provisions of the Barnes Group Inc. Stock and Incentive Award Plan as amended and in effect from time to time on and after the Grant Date (the “Plan”), the Compensation and Management Development Committee of the Company’s Board of Directors (the “Committee”) has authorized the execution of this Agreement and issuance of shares pursuant thereto.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.

GRANT OF RESTRICTED STOCK UNIT AWARD. Subject to the terms, conditions and restrictions set forth in this Agreement and the Plan, the Company hereby grants to the Holder an award of [# Restricted Stock Units] restricted stock units (each a “Restricted Stock Unit” and, collectively, the “Award”). The Award entitles the Holder to receive, without payment to the Company and at the applicable time or times provided by Section 6 hereof (if any), a number of shares of common stock, par value $.01 per share, of the Company (“Common Stock”), equal to the number of the Restricted Stock Units (if any) that become non-forfeitable pursuant to Section 4 hereof, subject, however, to Section 5 and the other provisions of this Agreement. The Award also entitles the Holder to be paid Dividend Equivalents on the terms and subject to the conditions set forth in Section 2. In no event shall the Holder acquire any rights under this Agreement unless the Holder executes and delivers to the Company, no later than 60 days after the Grant Date, a counterpart of the RSU Agreement duly countersigned by the Holder.

2.

DIVIDEND EQUIVALENTS. On each date on which a dividend (other than a Common Stock dividend) is paid to the holders of Common Stock the record date of which falls during the period commencing on the Grant Date and ending on the first date on which all of the Restricted Stock Units have either been forfeited pursuant to Section 5 or paid pursuant to Section 6 of the RSU Agreement as in effect from time to time on or after the Grant Date (a “Dividend Payment Date”), the Company shall pay the Holder an amount of money (“Dividend Equivalents”) determined by multiplying (a) the number of the Restricted Stock Units (if any) that were neither forfeited nor paid on or before such dividend record date, times (b) the dividend per share paid on such Dividend Payment Date. However, if the dividend is paid in property other than cash or Common Stock, the amount of money to be paid to the Holder in respect of such dividend shall be determined by multiplying (i) the number of the Restricted Stock Units (if any) that were neither forfeited nor paid on or before such dividend record date, times (ii) the fair market value on such Dividend Payment Date of the property that was paid per share of Common Stock as a dividend on such Dividend Payment Date. For the avoidance of doubt: the Holder’s entitlement to be paid Dividend Equivalents pursuant to the first or second sentence of this Section 2 is contingent on the Holder’s not having a “Separation from Service” (as hereafter defined) on or before the record date of such Dividend Equivalents, except that (A) if a dividend record date occurs on or after the date on which Restricted Stock Units become non-forfeitable within the meaning of Section 4 and before such Restricted Stock Units are paid pursuant to Section 6, the Holder’s entitlement to be paid Dividend Equivalents for such record date pursuant to the first or second sentence of this Section 2 in respect of the Restricted Stock Units that became non-forfeitable within the meaning of Section 4 is contingent on the Holder’s not having a Separation from Service before the date on which such Restricted Stock Units became non-forfeitable within the meaning of Section 4, and (B) if a dividend record date occurs after Separation from Service by Retirement as defined in Section 4(c) and before all of the Restricted Stock Units have become non-forfeitable within the meaning of Section 4, the Holder’s entitlement to be paid Dividend Equivalents for such record date pursuant to the first or second sentence of this Section 2 in respect of the Restricted Stock Units that did not become non-forfeitable before such Separation from Service is contingent on the Holder’s Separation from Service by Retirement, execution of a covenant not to compete and a release of claims in accordance with Section 4(c), not revoking the release before it becomes irrevocable on the 8th day after s/he executes it, and compliance with such covenant and release on and before the Dividend Payment Date on which such Dividend Equivalents are to be paid, as provided in Section 5(b). For purposes of this Agreement, a “Separation from Service” means a “separation from service with the employer” within the meaning of Treasury Regulation Section 1.409A-1(h), where the “employer” means the Company and all corporations and trades or businesses with which the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Internal Revenue Code of 1986, as amended (as determined in accordance with the first sentence of Treasury Regulation section 1.409A-1(h)(3)).

3.	RESTRICTIONS ON AWARD. In no event (a) may the Holder sell, exchange, transfer, assign, pledge, hypothecate, mortgage or dispose of the Award or any interest therein, nor (b) shall the Award or any interest therein be subject to anticipation, attachment, garnishment, levy, encumbrance or charge of any nature, voluntary or involuntary, by operation of law or otherwise. Any attempt, whether voluntary or involuntary, to sell, exchange, transfer, assign, pledge, hypothecate, mortgage, dispose, anticipate, attach, garnish, levy upon, encumber or charge the Award or any interest therein shall be null and void and the other party to the transaction shall not obtain any rights to or interest in the Award. The foregoing provisions of this Section 3 shall not prevent the Award or any Restricted Stock Unit from being forfeited pursuant to the terms and conditions of this Agreement, and shall not prevent the Holder from designating a Beneficiary to receive the Award in the event of his or her death in accordance with Section 2(d) of the Plan. Any such Beneficiary shall receive the Award subject to all of the terms, conditions and restrictions set forth in this Agreement, including but not limited to the forfeiture provisions set forth in Section 5.

4.	VESTING OF RESTRICTED STOCK UNITS.

(a)	Normal Vesting Dates. Subject to Sections 4(b), (c), (d) and (e) and Section 5, the Holder must not have a Separation from Service on or before (i) the third anniversary of the Base Date (as hereafter defined) for 33.4% of the Restricted Stock Units to become non-forfeitable, (ii) the fourth anniversary of the Base Date for an additional 33.3% of the Restricted Stock Units to become non-forfeitable, and (iii) the fifth anniversary of the Base Date for the balance of the Restricted Stock Units to become non-forfeitable. The number of Restricted Stock Units that become non-forfeitable on the third and fourth anniversaries of the Base Date pursuant to the foregoing shall be rounded to the nearest whole Restricted Stock Unit. For purposes of this Agreement, the “Base Date” means August 13, 2007.

(b)

Acceleration of Vesting in Event of Death or Disability. Notwithstanding Section 4(a) but subject to Section 5, if the Holder does not have a Separation from Service before his death or Disability occurs (and irrespective of whether a Separation from Service occurs at the time of such Disability), then any of the Restricted Stock Units that did not become non-forfeitable before the date on which his death or Disability occurs shall become non-forfeitable on that date. For purposes of this Agreement, “Disability” shall have the meaning set forth in Treasury Regulation section 1.409A-3(i)(4)(i).

(c)

Exception for Retirement. Notwithstanding Section 4(a) but subject to Section 5, if the Holder has a Separation from Service (i) more than eighteen (18) months after the Base Date and before the fifth anniversary of the Base Date by reason of retirement at or after age 62 with a minimum of five (5) years of credited service with the Company and/or its Subsidiaries, and (ii) under circumstances that do not constitute “cause” as hereafter defined (any such Separation from Service being hereafter referred to as “Separation from Service by Retirement”), and if, in addition, the Holder executes, within such period of time (in no event to exceed 45 days) after the Separation from Service by Retirement as the Committee may require, a covenant not to compete and a release of claims effective as of the date of Separation from Service by Retirement, each in a form acceptable to the Committee, and does not revoke the release before it becomes irrevocable on the 8th day after s/he executes it, and complies with the terms of such covenant and release, then any Restricted Stock Units that have not yet become non-forfeitable in accordance with the other provisions of this Section 4 as of the date of Separation from Service by Retirement shall thereafter become non-forfeitable in accordance with the other provisions of this Section 4 as if the Holder had continued as an employee (and no Separation from Service had occurred) through the earliest of (A) the fifth anniversary of the Base Date, (B) the Holder’s death, (C) the Holder’s Disability, or (D) the date on which a 409A Change in Control Event as defined in Section 4(d) occurs. For purposes of this Agreement, “cause” shall mean (I) the willful and continued failure by the Holder to substantially perform the Holder’s duties with the Company (other than any such failure resulting from the Holder’s incapacity due to physical or mental illness) or (II) the willful engaging by the Holder in conduct which is demonstrably and materially injurious to the Company or its Subsidiaries, monetarily or otherwise.

(d)	Acceleration of Vesting in Event of Change in Control. Notwithstanding Section 4(a) but subject to Section 5, if the Holder does not have a Separation from Service before the date, if any, on which a “change in control event” occurs with respect to the Holder (within the meaning of Treasury Regulation section 1.409A-3(i)(5)(i) & (ii)) on or after the date on which a Change in Control (as defined in the Plan) occurs, any of the Restricted Stock Units that are not non-forfeitable when such “change in control event” occurs shall immediately become non-forfeitable. Any such “change in control event” that occurs on or after the date on which a Change in Control (as defined in the Plan) occurs is hereafter referred to as a “409A Change in Control Event”.

(e)

Additional Vesting Provisions. Any provision above of this Section 4 to the contrary notwithstanding, a Restricted Stock Unit shall not become non-forfeitable pursuant to this Section 4 if, prior to the date (if any) on which such Restricted Stock

Unit would become non-forfeitable pursuant to this Section 4, such Restricted Stock Unit was forfeited pursuant to Section 5(c) of the RSU Agreement as in effect from time to time on or after the Grant Date. Any provision of this Agreement to the contrary notwithstanding, in no event shall the number of Restricted Stock Units that become non-forfeitable pursuant to this Agreement or any provision thereof exceed in the aggregate 100% of the Restricted Stock Units unless the excess is attributable solely to an adjustment referred to in Section 7 of this Agreement or Section 10 of the Plan.

5.	FORFEITURE OF RESTRICTED STOCK UNITS.

(a)

Except as provided otherwise in Section 4(c) above or in the second sentence of Section 5(b) below, any Restricted Stock Units that have not become non-forfeitable pursuant to Section 4 above on or before the date on which the Holder has a Separation from Service shall be forfeited as of that date, and all of the Holder’s rights and interest in and to such forfeited Restricted Stock Units shall thereupon terminate without payment of consideration by the Company. Solely for purposes of avoiding a forfeiture pursuant to the preceding sentence in the event of a Separation from Service by Retirement, Restricted Stock Units that have not become non-forfeitable in accordance with the provisions of Section 4 other than Section 4(c) as of the date of the Holder’s Separation from Service by Retirement shall be considered to be non-forfeitable on that date if the Holder executes the covenant not to compete and release referred to in Section 4(c) within such period of time (in no event to exceed 45 days) after the Separation from Service by Retirement as the Committee may require, the covenant and release are effective as of that date, and the Holder does not revoke the release before it becomes irrevocable on the 8th day after s/he executes it. No Award or other amount payable to the Holder shall be reduced by the amount of any Dividend Equivalents previously paid to the Holder with respect to the forfeited Restricted Stock Units. For purposes of this Agreement, the Holder will not be deemed to have a Separation from Service merely by reason of the transfer of the Holder’s employment from the Company to any Subsidiary or from any Subsidiary to the Company or another Subsidiary, or by reason of an approved leave of absence. However, the rules set forth in Treasury Regulation section 1.409A-1(h)(1)(i) shall apply in determining whether the Holder has a Separation from Service in connection with a leave of absence, and in that regard the Holder and the Company hereby elect to substitute a 29-month period of absence for a six-month period in the circumstances referred to in the last sentence of that Treasury Regulation.

(b)

If the Holder has a Separation from Service by Retirement as defined in Section 4(c), but the Holder does not execute the covenant and release referred to in Section 4(c) within such period of time (in no event to exceed 45 days) after the Separation from Service by Retirement as the Committee may require, or revokes the release before it becomes irrevocable on the 8th day after s/he executes it, any Restricted Stock Units that have not yet become non-forfeitable in accordance with the provisions of Section 4 other than Section 4(c) as of the date of the Holder’s Separation from Service by Retirement shall be forfeited as of the date of Separation from Service by Retirement. If the Holder executes but fails to comply with such covenant and release, any Restricted Stock Units that have not yet become non-forfeitable in accordance with Section 4 as of the date of such failure to comply shall be forfeited as of that date.

(c)	If the Holder, at any time before all of the Restricted Stock Units become non-forfeitable within the meaning of Section 4: (i) directly or indirectly, whether as an owner, partner, shareholder, consultant, agent, employee, investor or in any other capacity, accepts employment by, renders services for or otherwise assists any other business which competes with the business conducted by the Company or any of its Subsidiaries in which the Holder has worked during the Holder’s last two years with the Company or any of its Subsidiaries; (ii) directly or indirectly, hires or solicits or arranges for the hiring or solicitation of any employee of the Company or any of its Subsidiaries on behalf of any business or enterprise other than the Company or a Subsidiary, or encourages any such employee to leave such employment; (iii) uses, discloses, misappropriates or transfers confidential or proprietary information concerning the Company or any of its Subsidiaries (except as required by the Holder’s work responsibilities with the Company or any of its Subsidiaries); or (iv) is convicted of a crime against the Company or any of its Subsidiaries; or (v) engages in any activity in violation of the policies of the Company or any of its Subsidiaries, including without limitation the Company’s Code of Business Ethics and Conduct, or, at any time, engages in conduct adverse to the best interests of the Company or any of its Subsidiaries; then should any of the foregoing events occur, any Restricted Stock Units that have not theretofore become non-forfeitable within the meaning of Section 4 shall be forfeited unless the Committee, in its sole discretion, elects otherwise. The provisions of this Section 5(c) are in addition to any other agreements related to non-competition, non-solicitation and preservation of Company confidential and proprietary information entered into between the Holder and the Company, and nothing herein is intended to waive, modify, alter or amend the terms of any such other agreement.

(d)	By executing the RSU Agreement, the Holder irrevocably consents to any forfeiture of Restricted Stock Units required or authorized by this Agreement.

6.

ISSUANCE OF SHARES. If a Restricted Stock Unit becomes non-forfeitable within the meaning of Section 4, a share of Common Stock shall be credited to a book entry account with the Company’s transfer agent in the name of the Holder (or, in the event of the death of the Holder, in the name of the Holder’s Beneficiary) in payment of such Restricted Stock Unit on the date on which the Restricted Stock Unit becomes non-forfeitable within the meaning of Section 4 or within sixty (60) days thereafter (which date during that 61 day period shall be determined by the Company). For the avoidance of doubt, a Restricted Stock Unit becomes non-forfeitable within the meaning of Section 4 on the earliest of (a) a specified date set forth in Section 4(a) above, (b) the date on which the Holder’s death occurs, as provided in Section 4(b) above, (c) the date on which the Holder’s Disability occurs, as provided in Section 4(b) above, or (d) the date on which a 409A Change in Control Event” occurs, as provided in Section 4(d) above; provided in the case of each of the foregoing that the Holder does not have a Separation from Service before the date in question or, in the case of clause (a) hereof, on the specified date in question, or that the Holder has a Separation from Service by Retirement before the date in question, executes the covenant and release referred to in Section 4(c) within such period of time (in no event to exceed 45 days) after the Separation from Service by Retirement as the Committee may require, does not revoke the release before it becomes irrevocable on the 8th day after s/he executes it, and complies with such covenant and release until the date in question. In lieu of crediting any such share to a book entry account with the Company’s transfer agent, at the election and expense of the Holder (or, in the event of the death of the Holder, of the Holder’s Beneficiary), a stock certificate representing such share shall be delivered to the Holder (or, in the event of the death of the Holder, to the Holder’s Beneficiary) as soon as practicable after the Company’s receipt of the Holder’s (or Beneficiary’s) election; provided that the share is issued to the Holder (or, in the event of the death of the Holder, to the Beneficiary of the Holder), either by means of a book entry or stock certificate, on the date on which the Restricted Stock Unit becomes non-forfeitable within the meaning of Section 4 or within sixty (60) days thereafter. All shares of Common Stock issued under this Agreement will be duly authorized, validly issued, fully paid and non-assessable.

Notwithstanding the preceding provisions of this Section 6 or any other provision of this Agreement to the contrary, if the Holder is a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of a Separation from Service, any payment to be made pursuant to this Agreement that constitutes deferred compensation that is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and that is to be paid due to a Separation from Service during the six month period following a Separation from Service (a “Delayed Payment”) shall not be paid during that six month period but shall instead be accumulated and paid on the first day of the seventh month following the date of the Separation from Service (or, if earlier, within 14 days after the death of the Holder)(the “Delayed Payment Date”). For the avoidance of doubt, the preceding sentence shall apply to any payment (and only to any payment) pursuant to this Agreement to which Code Section 409A(a)(2)(B)(i) (relating to specified employees) applies, and shall not apply to any payment that is not subject to Code Section 409A as a result of Treasury Regulation section 1.409A-1(b)(4) (relating to short-term deferrals) or otherwise. Also for the avoidance of doubt, any Delayed Payment shall accrue Dividend Equivalents pursuant to the first or second sentence of Section 2 until it is paid pursuant to the preceding provisions of this Section 6, which Dividend Equivalents shall be accumulated and deemed reinvested in additional Restricted Stock Units at Fair Market Value on the Dividend Payment Date of such Dividend Equivalents (which additional Restricted Stock Units may also accrue Dividend Equivalents) and which shall be paid (in money) on the Delayed Payment Date based on the Fair Market Value of such additional Restricted Stock Units on the Delayed Payment Date. The Holder’s right to any series of payments of Restricted Stock Units or Dividend Equivalents pursuant to this Agreement shall be treated as a right to a series of separate payments within the meaning of Treasury Regulation section 1.409A-2(b)(2)(iii), including without limitation for purposes of the short-term deferral rule set forth in Treasury Regulation section 1.409A-1(b)(4).

7.	CAPITAL ADJUSTMENTS. In addition to any other adjustments that may be made pursuant to Section 10 of the Plan, (a) if the number of outstanding shares of Common Stock of the Company is changed as a result of a stock dividend, stock split, reverse stock split or the like without additional consideration to the Company, the number of Restricted Stock Units shall be adjusted to correspond to the change in the outstanding shares of Common Stock, and (b) in the case of any reorganization or recapitalization of the Company (by reclassification of its outstanding Common Stock or otherwise), or its consolidation or merger with or into another corporation, or the sale, conveyance, lease or other transfer by the Company of all or substantially all of its property, pursuant to any of which events the then outstanding shares of Common Stock are combined, or are changed into or become exchangeable for other shares of stock or property, the Holder shall be entitled to earn and receive pursuant to the Award, in lieu of the shares that s/he would otherwise be entitled to earn and receive pursuant to the Award (the “Affected Shares”) and without any payment, the shares of stock or property which the Holder would have received upon such reorganization, recapitalization, consolidation, merger, sale or other transfer, if immediately prior thereto s/he had owned the Affected Shares and had exchanged the Affected Shares in accordance with the terms of such reorganization, recapitalization, consolidation, merger, sale or other transfer, and (c) in case of any distribution by the Company of rights or property to stockholders (including without limitation a spin-off), the issuance of stock options to persons other than employees or directors of the Company, the issuance by the Company of securities convertible into Common Stock or into shares of any stock or security into which Common Stock shall have been changed or for which it shall have been exchanged, or any other change in the capital structure of the Company (other than as specified above in this Section 7) which, in the judgment of the Committee, would effect a dilution or diminution of the Holder’s rights hereunder, the Committee shall make equitable adjustments in the number or kind of shares in respect of this Award, and such adjustments shall be effective and binding for all purposes of this Award. Any provision of this Section 7 to the contrary notwithstanding, no adjustments may be made pursuant to this Section 7 or Section 10 of the Plan that would prevent the amounts payable hereunder from being “objectively determinable” within the meaning of Treasury Regulation section 1.409A-3(i)(1).

8.	TAXES AND WITHHOLDING. The Company shall have the right, in its discretion, to deduct from any Dividend Equivalents payable pursuant to this Agreement, and from any shares to be issued pursuant to Section 6, cash and/or shares, valued at Fair Market Value on the date of payment, in an amount necessary to satisfy all Federal, state and local taxes required by law to be withheld with respect to such Dividend Equivalents and/or shares, and the Holder may be required to pay to the Company prior to delivery of certificates representing such shares and prior to such shares being credited to a book entry account in the Holder’s name, the amount of any such taxes. The Company shall accept whole shares of Common Stock of equivalent Fair Market Value in payment of the Company’s minimum statutory withholding tax obligations if the Holder of the Award elects to make payment in such manner.

9.	COMPLIANCE WITH LAW. The Company will make reasonable efforts to comply with all applicable federal and state securities laws. However, the Company will not issue any shares or other securities pursuant to this Agreement if their issuance would result in a violation of any such law. If at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of any shares subject to this Award upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of this Award or the issue of shares hereunder, no rights under the Award may be exercised and shares of Common Stock may not be issued pursuant to the Award, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee and any delay caused thereby shall in no way affect the dates of vesting or forfeiture of the Award.

10.	RELATION TO OTHER BENEFITS. The benefits received by the Holder under this Agreement will not be taken into account in determining any other benefits to which the Holder may be entitled under any profit sharing, retirement or other benefit or compensation plan maintained by the Company, including the amount of any life insurance coverage available to any beneficiary of the Holder under any life insurance plan covering employees of the Company.

11.	AMENDMENTS; INTEGRATED AGREEMENT. Except as otherwise provided in Section 18 below, this Agreement may only be amended in a writing signed by the Holder and an officer of the Company (other than the Holder) duly authorized to do so. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces all prior agreements and understandings with respect to such subject matter, and the parties have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

12.	RELATION TO PLAN; INTERPRETATION. The Award is granted under the Plan, and the Award and this Agreement are each subject to the terms and conditions of the Plan, which are hereby incorporated in this Agreement by reference. In the event of any inconsistent provisions between this Agreement and the Plan, the provisions of the Plan control. Capitalized terms used in this Agreement without definition have the meanings assigned to them in the Plan. References to Sections are to Sections of this Agreement unless otherwise noted. The titles to Sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.

13.

NO IMPLIED PROMISES. By accepting the Award and executing the RSU Agreement, the Holder recognizes and agrees that the Company and its Subsidiaries, and each of their officers, directors, agents and employees, including but not limited to the Board of Directors of the Company and the Committee, in their oversight or conduct of the business and affairs of the Company and its Subsidiaries, may in good faith cause the Company and/or a Subsidiary to act or omit to act in a manner that will, directly or indirectly, prevent all or part of the Restricted Stock Units from becoming non-forfeitable. No provision of this Agreement shall be interpreted or construed to impose any liability upon the Company, any Subsidiary, or any officer, director, agent or employee of the Company or any Subsidiary, or the Board or the Committee, for any forfeiture of Restricted Stock Units that may result, directly or indirectly, from any such action or omission, or shall be interpreted or construed to impose any obligation on the part of any such entity or person to refrain from any such action or omission.

14.	NOTICES. Any notice hereunder by the Holder shall be given to the Committee in writing and such notice by the Holder hereunder shall be deemed duly given or made only upon receipt by the Corporate Secretary at Barnes Group Inc., P. O. Box 489, 123 Main Street, Bristol, Connecticut 06011-0489, U.S.A., or at such other address as the Company may designate by notice to the Holder. Any notice to the Holder shall be in writing and shall be deemed duly given if delivered to the Holder in person or mailed or otherwise delivered to the Holder at such address as the Holder may have on file with the Company from time to time.

15.	INTERPRETATION AND DISPUTES. The Committee shall interpret and construe this Agreement and make all determinations thereunder, and any such interpretation, construction or determination by the Committee shall be binding and conclusive on the Company and the Holder and on any person or entity claiming under or through either of them. Without limiting the generality of the foregoing, any determination of whether the Holder has a “Separation from Service by Retirement” or whether circumstances constitute “cause” within the meaning of Section 4(c) above shall be made by and in the sole discretion of the Committee, whose decision shall be final and binding on the Company, the Holder and any person or entity claiming under or through any of them.

Any claim, demand or controversy arising from such interpretation, construction or determination by the Committee shall be submitted first to a mediator in accordance with the rules of the American Arbitration Association (“AAA”) by submitting a mediation request to the Corporate Secretary of the Company within thirty (30) days of the date of the Committee’s interpretation or construction. The mediation process shall conclude upon the earlier of: (a) the resolution of the dispute; (b) a determination by either the mediator or one or more of the parties that all settlement possibilities have been exhausted and there is no possibility of resolution; or (c) thirty (30) days have passed since the filing of a request to mediate with the AAA. A party who has previously submitted a dispute to mediation, and which dispute has not been resolved, may submit such dispute to binding arbitration pursuant to the rules of the AAA. Any arbitration proceeding for such dispute must be initiated within fourteen (14) days from the date that the mediation process has concluded. The prevailing party shall recover its costs and reasonable attorney’s fees incurred in such arbitration proceeding. The Holder and the Company specifically understand and agree that the failure of a party to timely initiate a proceeding hereunder shall bar the party from any relief or other proceeding and any such dispute shall be deemed to have been finally and completely resolved. All mediation and arbitration proceedings shall be conducted in Bristol, Connecticut or such other location as the Company may determine and the Holder agrees that no objection shall be made to such jurisdiction or venue, as a forum non conveniens or otherwise. The arbitrator’s authority shall be limited to resolution of the legal disputes between the parties and the arbitrator shall not have authority to modify or amend this Agreement or the Committee’s interpretation or construction thereof, or abridge or enlarge rights available under applicable law. Any court with jurisdiction over the parties may enforce any award made hereunder.

16.	GENERAL.

(a)	Nothing in this Agreement shall confer upon the Holder any right to continue in the employ or other service of the Company or any Subsidiary, or shall limit in any manner the right of the Company, its stockholders or any Subsidiary to terminate the employment or other service of the Holder or adjust the compensation of the Holder.

(b)	The Holder shall have no rights as a stockholder with respect to any shares that may be issued pursuant to this Agreement until the date of issuance to the Holder of a stock certificate for the shares or the date of entry of a credit for the shares in a book entry account in the name of the Holder.

(c)	This Agreement shall be binding upon the successors and assigns of the Company and upon the Beneficiary, estate, legal representatives, legatees and heirs of the Holder.

(d)	Any waiver by a party of another party’s performance of, or compliance with, a term or condition of this Agreement shall not operate, or be construed, as a waiver of any subsequent failure by such other party to perform or comply.

(e)	Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(f)	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

17.

CODE SECTION 409A. Any Dividend Equivalents and shares that may be earned pursuant to this Agreement are intended to qualify as short-term deferrals under Treasury Regulation section 1.409A-1(b)(4), or are intended to meet the requirements of Section 409A(a)(2), (3) and (4) of the Code, so that none of the Dividend Equivalents and shares that may be earned pursuant to this Agreement will be includible in the Holder’s federal gross income pursuant to Section 409A(a)(1)(A) of the Code. The Award and this Agreement shall be administered, interpreted and construed to carry out such intention, and any provision of this Agreement that cannot be so administered, interpreted and construed shall to that extent be disregarded. However, the Company does not represent, warrant or guarantee that any Dividend Equivalents or shares that may be earned pursuant to this Agreement will not be includible in the Holder’s federal gross income pursuant to Section 409A(a)(1)(A) of the Code, nor does the Company make any other representation, warranty or guaranty to the Holder as to the tax consequences of the Award or this Agreement.

18.	CONSENT TO CERTAIN AMENDMENTS AND PROVISIONS.

(a)	By executing the RSU Agreement, the Holder hereby irrevocably (i) authorizes the Committee or the Board of Directors of the Company (the “Board”), on or before December 31, 2008 or such later date(s), if any, to which the December 31, 2008 documentary compliance date set forth in paragraph .01 of section 3 of IRS Notice 2006-79 as modified by section 3.01(B)(1) of IRS Notice 2007-86 is hereafter extended (the “409A Documentary Compliance Date”), to amend the RSU Agreement and any “Prior Non-Grandfathered Compensation Arrangement” as defined in Section 18(b) below, in any respect that the Committee or the Board determines to be necessary, advisable or expedient to plan for, respond to, comply with or reflect Section 409A of the Code , and (ii) consents in advance to any and all such amendments of the RSU Agreement and any Prior Non-Grandfathered Compensation Arrangement, and (iii) consents in advance to any amendment of the Plan that the Board hereafter adopts on or before the 409A Documentary Compliance Date to plan for, respond to, comply with or reflect Section 409A of the Code, and (iv) agrees that the Holder’s consent to any such amendments of the RSU Agreement, any Prior Non-Grandfathered Compensation Arrangement and the Plan shall be as effective as if such amendments were fully set forth herein, and (v) waives any right s/he may have to consent to the amendment in question if for any reason the Holder’s consent to any of the aforementioned amendments is not legally effective, and (vi) recognizes and agrees that the Company does not represent, warrant or guarantee that any amendment of the RSU Agreement or any Prior Non-Grandfathered Compensation Arrangement or the Plan that is made pursuant to this Section 18(a), or any Different Identification Method that the Board or Committee may prescribe or Different Election that the Board or Committee may make in accordance with Section 18(c) below, will have its intended tax effect or will enable compensation to be exempt from or comply with Section 409A of the Code, and that the Company does not make any other representation, warranty or guaranty to the Holder as to the tax consequences of any such amendment, Different Identification Method or Different Election. For the avoidance of doubt, nothing in this Section 18(a) is intended to authorize or constitute the Holder’s consent to any amendment that would constitute a modification or extension of a stock option within the meaning of Treasury Regulation section 1.409A-1(b)(5)(v). If and to the extent that, notwithstanding the foregoing, anything herein would be interpreted or construed to authorize or constitute the Holder’s consent to any such amendment, then to that extent the authorization or consent is hereby rescinded.

(b)	For purposes of Section 18(a) above, a “Prior Non-Grandfathered Compensation Arrangement” means any compensation arrangement between the Company and the Holder that was entered into before the Grant Date (whether or not paid in full before the Grant Date) except to the extent that the compensation payable (or paid) under such arrangement is “grandfathered” from Section 409A of the Code (i.e., is compensation to which Section 409A of the Code does not apply, according to Treasury Regulation section 1.409A-6 or any other applicable Treasury Department guidance). In no event shall an arrangement that is grandfathered from Section 409A in the absence of this Section 18 be deemed to be a Prior Non-Grandfathered Compensation Arrangement within the meaning of Section 18(a). The Holder recognizes and agrees that Prior Non-Grandfathered Compensation Arrangements include, but may not be limited to, (i) any stock option, restricted stock unit, performance share, performance unit or contingent dividend equivalent award that the Company granted to the Holder after December 31, 2004 under the Plan, (ii) any restricted stock unit, performance-accelerated restricted stock unit, performance share, performance unit or contingent dividend equivalent award that the Company granted to the Holder before December 31, 2004 (whether under the Plan or otherwise) that was outstanding and unvested on that date, and (iii) any non-qualified deferred compensation plan, such as the Company’s Retirement Benefit Equalization Plan, Supplemental Executive Retirement Plan and Supplemental Senior Officer Retirement Plan, if and to the extent that the Holder accrued benefits or vested in benefits under such plan after that date.

(c)

The Holder agrees that, if at any time during the 12-month period ending on any “specified employee identification date”, which shall be December 31, the Holder is in Salary Grade 20 or above or meets the requirements of Code section 416(i)(1)(A)(ii) or (iii) (applied in accordance with the Treasury Regulations thereunder and disregarding Code section 416(i)(5)), the Holder shall be treated as a “Specified Employee” within the meaning of Code Section 409A and Treasury Regulation section 1.409A-1(i) (or other similar or successor provisions)(“Specified Employee”) for purposes of this Agreement and any Prior Non-Grandfathered Compensation Arrangement and any compensation arrangement that may hereafter be adopted by the Company in which the Holder may participate (“Future Compensation Arrangement”) for the entire 12-month period beginning on the “specified employee effective date”, which shall be the January 1 that immediately follows such specified employee identification date, unless the Board or Committee hereafter prescribes a different method of identifying service providers who will be subject to the six month delay required by Section 409A(a)(2)(B)(i) of the Code (the “Six Month Delay”)(a “Different Identification Method”) or elects a different specified employee identification date or specified employee effective date or makes any other election that may be made in accordance with Treasury Regulation section 1.409A-1(i) and the transition rules and official guidance under Code Section 409A (a “Different Election”), in which case whether the Holder shall be treated as a Specified Employee shall be determined in accordance with any such Different Identification Method so prescribed and any such Different Election so made by the

Board or Committee. The Holder hereby irrevocably (i) consents to any such Different Identification Method that the Committee or Board may hereafter prescribe and any such Different Election that the Committee or Board may hereafter make in accordance with that Treasury Regulation or otherwise in accordance with Code Section 409A and the transition rules and official guidance thereunder, for purposes of identifying the service providers who will be subject to the Six Month Delay with respect to payments under this Agreement, any Prior Non-Grandfathered Compensation Arrangement and any Future Compensation Arrangement, and (ii) agrees that the Holder’s consent to any such Different Identification Method or Different Election shall be as effective as if such Different Identification Method or Different Election were fully set forth herein, and (iii) waives any right s/he may have to consent to the Different Identification Method or Different Election in question if for any reason the Holder’s consent to such Different Identification Method or Different Election is not legally effective.

IN WITNESS WHEREOF, the Company, with the consent of the Holder, has amended and restated the RSU Agreement on the date in 2008 indicated in the first paragraph hereof, effective January 1, 2009.

BARNES GROUP INC.

BY:
Senior Vice President – Human Resources